                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                     Check Point Software Technologies, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    333-4946
                                 --------------
                                 (CUSIP Number)


                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 333-4946                 13G                        Page 2 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Venrock Associates
   I.R.S. #13-6300995



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York, U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           444,181


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           444,181


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   444,181


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.3%


12 TYPE OF REPORTING PERSON*

   PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 14 pages

CUSIP No. 333-4946                13G                        Page 3 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Venrock Associates II, L.P.
   I.R.S. #13-3844754



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York, U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           98,829


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           98,829


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   98,829


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.3%


12 TYPE OF REPORTING PERSON*

   PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 14 pages

CUSIP No. 333-4946                 13G                        Page 4 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Mark W. Bailey
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           543,010


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           543,010


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   543,010


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.6%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 14 pages

CUSIP No. 333-4946                 13G                        Page 5 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Anthony B. Evnin
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           70,401


        6  SHARED VOTING POWER

           543,010


        7  SOLE DISPOSITIVE POWER

           70,401


        8  SHARED DISPOSITIVE POWER

           543,010


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   613,411


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.9%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 14 pages

CUSIP No. 333-4946                 13G                        Page 6 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   David R. Hathaway
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           70,696


        6  SHARED VOTING POWER

           543,010


        7  SOLE DISPOSITIVE POWER

           70,696


        8  SHARED DISPOSITIVE POWER

           543,010


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   613,706


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.9%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 14 pages

CUSIP No. 333-4946                13G                        Page 7 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Patrick F. Latterell
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           72,528


        6  SHARED VOTING POWER

           543,010


        7  SOLE DISPOSITIVE POWER

           72,528


        8  SHARED DISPOSITIVE POWER

           543,010


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   615,538


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.9%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 14 pages

CUSIP No. 333-4946                 13G                        Page 8 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Ted H. McCourtney
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           80,486


        6  SHARED VOTING POWER

           543,010


        7  SOLE DISPOSITIVE POWER

           80,486


        8  SHARED DISPOSITIVE POWER

           543,010


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   623,496


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.9%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 8 of 14 pages

CUSIP No. 333-4946                 13G                        Page 9 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Ray A. Rothrock
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           30,360


        6  SHARED VOTING POWER

           543,010


        7  SOLE DISPOSITIVE POWER

           30,360


        8  SHARED DISPOSITIVE POWER

           543,010


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   573,370


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.7%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 9 of 14 pages

CUSIP No. 333-4946                 13G                       Page 10 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Kimberley A. Rummelsburg
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           548,644


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           548,644


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   548,644


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.7%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 10 of 14 pages

CUSIP No. 333-4946              13G                       Page 11 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Anthony Sun
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           626,566


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           626,566


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   626,566


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.9%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 11 of 14 pages

                  Introduction: This Amendment No. 1 amends a Statement on
Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 14, 1997 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Mark W. Bailey, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Check Point Software Technologies, Ltd.

                  The Schedule is amended as follows:

Item 1(a)         Name of Issuer

                  Check Point Software Technologies, Ltd.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  400 Seaport Court, Suite 105
                  Redwood City, CA 94063

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")
                  Mark W. Bailey
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Mark W. Bailey, Anthony B. Evnin, David
                  R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  333-4946

Item 3            Not applicable.

Item 4            Ownership

                  (a) and (b)

                  Venrock beneficially owns 444,181 shares or 1.3% of the outstanding shares of common stock. Venrock II beneficially owns 98,829 shares or 0.3% of the outstanding shares of common stock.

                              Page 12 of 14 Pages

                  Mark W. Bailey beneficially owns 543,010 shares or 0.2% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 613,411 shares or 1.9% of the outstanding shares of common stock. David R. Hathaway beneficially owns 613,706 shares or 1.9% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 615,538 shares or 1.9% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 623,496 shares or 1.9% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 573,370 shares or 1.7% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 548,644 shares or 1.7% of the outstanding shares of common stock. Anthony Sun beneficially owns 626,566 shares or 1.9% of the outstanding shares of common stock.

                  (c)

                  Mark W. Bailey has sole voting and dispositive power over no shares of common stock. Mark W. Bailey has shared voting and dispositive power over 543,010 shares of common stock. Anthony
                  B. Evnin has sole voting and dispositive power over 70,401 shares of common stock. Anthony B. Evnin has shared voting and dispositive power over 543,010 shares of common stock. David
                  R. Hathaway has sole voting and dispositive power over 70,696 shares of common stock. David R. Hathaway has shared voting and dispositive power over 543,010 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 72,528 shares of common stock. Patrick F. Latterell has shared voting and dispositive power over 543,010 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 80,486 shares of common stock. Ted H. McCourtney has shared voting and dispositive power over 543,010 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 30,360 shares of common stock. Ray A. Rothrock has shared voting and dispositive power over 543,010 shares of common stock. Kimberley A. Rummelsburg has sole voting and dispositive power over no shares of common stock. Kimberley A. Rummelsburg has shared voting and dispositive power over 548,644 shares of common stock. Anthony Sun has sole voting and dispositive power over no shares of common stock. Anthony Sun has shared voting and dispositive power over 626,566 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class

                  This Amendment No. 1 to the Schedule is being filed to report the fact that each of the reporting persons has ceased to be the beneficial owner of more than five percent of the outstanding shares of common stock.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person

                  No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7            Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8            Identification and Classification of Members of the Group

                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group

                  Not applicable.

Item 10           Certification

                  Not applicable.


                              Page 13 of 14 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1998                           VENROCK ASSOCIATES


                                            By: /s/ Ted H. McCourtney
                                                --------------------------
                                                Ted H. McCourtney
                                                General Partner


February 13, 1998                           VENROCK ASSOCIATES II, L.P.


                                            By: /s/ Ted H. McCourtney
                                                --------------------------
                                                Ted H. McCourtney
                                                General Partner


February 13, 1998                            GENERAL PARTNERS


                                             /s/ Mark W. Bailey
                                             -----------------------------
                                             Mark W. Bailey


                                             /s/ Anthony B. Evnin
                                             -----------------------------
                                             Anthony B. Evnin


                                             /s/ David R. Hathaway
                                             -----------------------------
                                             David R. Hathaway


                                             /s/ Patrick F. Latterell
                                             -----------------------------
                                             Patrick F. Latterell


                                             /s/ Ted H. McCourtney
                                             -----------------------------
                                             Ted H. McCourtney


                                             /s/ Ray A. Rothrock
                                             -----------------------------
                                             Ray A. Rothrock


                                             /s/ Kimberley A. Rummelsburg
                                             -----------------------------
                                             Kimberley A. Rummelsburg


                                             /s/ Anthony Sun
                                             -----------------------------
                                             Anthony Sun

                             Page 14 of 14 Pages